Exhibit 4.1

Western Digital Corporation,

as the Company,

the GUARANTORS listed on the signature pages hereto,

as Guarantors,

and

U.S. Bank National Association,

as Trustee

INDENTURE

Dated as of February 13, 2018

4.750% Senior Notes due 2026

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.08; 7.10
	(b)	7.08; 7.10; 12.02
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06; 12.02
	(d)	7.06
314	(a)	4.06; 4.14; 12.02
	(b)	N.A.
	(c)(1)	7.02; 12.04; 12.05
	(c)(2)	7.02; 12.04; 12.05
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
	(f)	N.A.
315	(a)	7.01(b)
	(b)	7.05
	(c)	7.01
	(d)	6.05; 7.01(c)
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.02
	(a)(1)(B)	6.04
	(a)(2)	9.02
	(b)	6.07
	(c)	9.05
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(c)	12.01

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

-i-

-ii-

-iii-

Exhibit A — Form of Note
Exhibit B — Form of Legends

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-iv-

INDENTURE dated as of February 13, 2018 among WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Company”), as issuer, and each of the Guarantors listed on the signature pages hereto, as Guarantors, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”).

The Company has duly authorized the creation of an issue of 4.750% Senior Notes due 2026, and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the valid and binding obligations of the Company and to make this Indenture a valid and binding agreement of the Company have been done.

Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the holders of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    Definitions.

Set forth below are certain defined terms used in this Indenture.

“2024 Unsecured Notes” means the 10.500% Senior Unsecured Notes of the Company due 2024 (including any exchange notes issued in exchange for the 10.500% Senior Unsecured Notes of the Company due 2024 originally issued on the Existing Notes Issue Date).

“2023 Secured Notes” means the 7.375% Senior Secured Notes of the Company due 2023.

“Acquisition Transaction” means:

(1)    an acquisition by the Company or a Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than the Company or its Subsidiaries that will be owned and operated by the Company and its Subsidiaries,

(2)    an acquisition of Capital Stock of a Person that becomes a Subsidiary as a result of such acquisition,

(3)    an acquisition of Capital Stock of a Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Subsidiary owned collectively by the Company and its Subsidiaries, and

(4)    a merger, amalgamation or consolidation of the Company or a Subsidiary with or into a Person that is not the Company or a Subsidiary, in which the Company or a Subsidiary is the surviving company or which results in the surviving company becoming a Subsidiary of the Company or a successor entity.

“Additional Notes” means Notes issued after the Issue Date in accordance with this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors, unless otherwise noted.

“Business Day” means each day other than a Saturday, Sunday or a day on which the Trustee or commercial banking institutions are authorized or required by law to close in New York City or place of payment on the Notes.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of April 13, 2016 be considered a capital lease (whether or not such lease was in effect on such date) regardless of any change in GAAP following April 13, 2016 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease. For purposes of Section 4.13 herein, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(3)	an event constituting a “change of control” under the indenture governing the 2023 Secured Notes to the extent any of the 2023 Secured Notes are then outstanding.

Notwithstanding the foregoing:

(a)	a transaction will not be deemed to involve a Change of Control if (x) the Company becomes a direct or indirect wholly-owned Subsidiary of another Person and (y) (i) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Person satisfying the requirements of this clause) is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Person, and

(b)	the entry into one or more agreements that, upon consummation of the transactions contemplated thereon would constitute a Change of Control, do not constitute a Change of Control until such consummation.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common shares or other equivalents or interests in (however designated) equity of the Company or any direct or indirect parent company.

“Company” means the Person identified as such in the Preamble hereto, until a successor Person shall have replaced the Company as obligor on the Notes pursuant to the applicable provisions of this Indenture, and thereafter means such successor Person.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision and amortization of debt issuance costs), plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Subsidiaries, without duplication:

(1)    interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)    amortization of debt discount (including the amortization of original issue discount resulting from the issuance of indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)    capitalized interest;

(4)    non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense);

(5)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)    net cash payments pursuant to Hedging Obligations;

(7)    the product of (a) all dividends accrued in respect of all Disqualified Stock of the Company and all preferred stock of any Subsidiary, in each case, held by Persons other than the Company or a Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Company of such Disqualified Stock or preferred stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith); and

(8)    solely to the extent it would be included in the total interest expense of the Company calculated on a consolidated basis in accordance with GAAP, interest accruing on any indebtedness of any other Person to the extent such indebtedness is guaranteed by (or secured by a Lien on the assets of) the Company or any Subsidiary.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest other than a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (d) the income of any Subsidiary of the Company (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary to the Company or any other Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries (except as provided in the pro forma adjustment provisions set forth in the definition of “Consolidated Priority Debt Ratio”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or Charges related thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness, (j) any impairment Charge or asset write-off or write-down, or asset write-up, related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities, (k) Non-Cash Compensation Expenses, (l) any unrealized gains and losses from Hedging Obligations or from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging, or any comparable regulation, (m) adjustments attributable to the application of recapitalization or acquisition accounting in relation to any consummated Acquisition Transaction, (n) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), (o) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, (p) all cash and Non-Cash Charges and expenses incurred before the Issue Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million, (q) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Company in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Net Income at the end of such four fiscal quarter period), (r) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Company in good faith expects to receive the same within the next four (4) fiscal quarters

(it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters in the future)) and (s) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Priority Debt” means, as of any date of determination, an aggregate amount equal to (without duplication) (x) the aggregate principal amount of Debt as of such date that is then secured by Liens on Property of the Company or any Subsidiary (including all Attributable Debt) plus (y) all outstanding Non-Guarantor Subsidiary Debt as of such date; provided that the following shall be excluded from calculating such aggregate amount: (i) any Debt (or any guarantee thereof) secured by Liens described in Sections 4.13(5) and (9)(x) and (ii) any Non-Guarantor Subsidiary Debt described in Section 4.11(5).

“Consolidated Priority Debt Ratio” means, as of any date of determination the ratio of (a) Consolidated Priority Debt to (b) the aggregate amount of EBITDA for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available; provided, however, that:

(1)    if the Company or any Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Priority Debt Ratio is an incurrence of Debt, or both, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period;

(2)    if the Company or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Debt since the beginning of such period or if any Debt is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Debt incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Priority Debt Ratio, EBITDA and Consolidated Priority Debt for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Subsidiary had not earned the interest income actually earned during such period in respect of cash or cash equivalents used to repay, repurchase, defease or otherwise discharge such Debt;

(3)    if since the beginning of such period the Company or any Subsidiary shall have made any asset disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such asset disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period;

(4)    if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such investment or acquisition had occurred on the first day of such period;

(5)    if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Subsidiary during such period, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, investment or acquisition had occurred on the first day of such period; and

(6)    for purposes of calculating the amount under clause (1) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to the Credit Agreement or any Credit Facility that may be incurred by the Company or its Subsidiaries and which, upon incurrence, will be secured by a Lien, may at the Company’s election (as evidenced by an Officer’s Certificate) be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with Section 4.13).

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction or disposition of assets, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Priority Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Debt is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Debt shall be calculated based on the average daily balance of such Debt for the four fiscal quarters subject to the pro forma calculation to the extent that such Debt was incurred solely for working capital purposes.

“Corporate Trust Office” means the corporate trust office of the Trustee located at U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071; Attention: P. Oswald (Western Digital Corporation Senior Notes due 2026), or such other office, designated by the Trustee by written notice to the Company, at which at any particular time this Indenture shall be administered.

“Credit Agreement” means that certain Credit Agreement dated as of April 13, 2016 (as further amended, amended and restated, supplemented or otherwise modified from time to time), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and any agreement (and related document) governing Debt incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the Credit Agreement or a successor Credit Agreement.

“Credit Facilities” means (a) one or more debt facilities (including the Credit Agreement or any other credit facility), commercial paper facilities, securities purchase agreements, indentures, fiscal agency agreements, any letter of credit facility or similar agreements or any other financing agreement or arrangement, in each case, with agents, banks or other lenders, investors, trustees or fiscal agents providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit, the issuance of securities or other long-term indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (b) any amendments, restatements, replacements (whether upon or after termination or otherwise), refinancings, refundings, supplements, modifications, extensions, renewals or other modifications thereof (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 4.13 herein) or that add additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Debt” means any indebtedness for borrowed money. For the avoidance of doubt, Debt only includes indebtedness for the repayment of money borrowed, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise. Notwithstanding the foregoing, the term “Debt” excludes any indebtedness of the Company or any of the Company’s Subsidiaries owing to the Company or a Subsidiary of the Company.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)    matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the day that is 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date will be deemed to be Disqualified Stock and (y) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)    the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Section 4.09; and

(2)    any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus

(a)     without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (vii) below), the sum of the following amounts for such period:

(i)	Consolidated Interest Expense;

(ii)	provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)	depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs;

(iv)	Non-Cash Charges;

(v)	Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational Charges (including inventory optimization expenses, business optimization expenses, transaction costs, costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (v), together with any amounts added back pursuant to clause (vii) below and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that Charges relating to the Transactions and up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (v) for any period ending on or prior to the 24th month following the Existing Notes Issue Date shall not be subject to the caps in the preceding proviso;

(vi)	the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary;

(vii)	expected cost savings, operating expense reductions, restructuring Charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Company) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives conducted after the Existing Notes Issue Date; provided that amounts added back pursuant to this clause (vii), together with any amounts added back pursuant to clause (v) above and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that any of the foregoing in connection with (A) the SanDisk Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (vii) for any period ending on or prior to the 24th month following the Existing Notes Issue Date shall not be subject to the caps in the preceding proviso; and

(viii)	earn-out obligations incurred in connection with any acquisition or other investment and paid or accrued during the applicable period; less

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to EBITDA for such period to the extent excluded from EBITDA in any prior period,

(c)    increased or decreased by (without duplication):

(i)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable;

(ii)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(iii)	any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation;

in each case, as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary of the Company that is a bankruptcy remote special purpose vehicle that exists solely to facilitate a Permitted Receivables Financing.

“Existing Notes” means the 2023 Secured Notes and the 2024 Unsecured Notes.

“Existing Notes Issue Date” means April 13, 2016.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, (i) the Company shall be permitted to treat any agreement or arrangement, which would be accounted for on the Existing Notes Issue Date as an operating lease under GAAP, whether existing on the Existing Notes Issue Date or entered into thereafter, under the standards applicable to operating leases under GAAP as in effect on the Existing Notes Issue Date and (ii) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, covenants and calculations for purposes of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as a capital lease in any financial statements delivered under this Indenture.

“Global Note” means a global Note or global Notes in registered form, registered in the name of a Depository or its nominee.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the United States or the United States.

“Guarantee” or “Note Guarantee” means a guarantee by a Guarantor of the Company’s obligations with respect to the Notes.

“Guarantor” means each Subsidiary of the Company that executes this Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter executes a supplemental indenture providing its Guarantee pursuant to the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Interest Payment Date” means February 15 and August 15 of each year, commencing August 15, 2018.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” means any purchase, holding or acquisition (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) of any equity interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, loans or advances to, guarantees of any obligations of, or any investment or any other interest in, any other Person, or the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB— (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof), respectively.

“Issue Date” means February 13, 2018, the original date of issuance of the Notes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien. For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Material Capital Markets Debt” means (i) any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors, in each case in aggregate principal amount of $100 million or more, and (ii) the Existing Notes. The term “Material Capital Markets Debt” shall not include any Debt under commercial bank facilities or similar Debt or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“Maturity Date” means February 15, 2026.

“MOFCOM Restructuring” means the sale, transfer or other disposition (i) of any assets required by any antitrust authority or other regulatory authority in connection with the SanDisk Acquisition or (ii) that are part of any intercompany restructuring in connection with requirements imposed by the Ministry of Commerce of the People Republic of China within 24 months of the Existing Notes Issue Date.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Notes” means the Company’s 4.750% Senior Notes due 2026 issued under this Indenture.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, or other counsel who is reasonably satisfactory to the Trustee.

“Permitted Liens” means, with respect to any Person:

(1)    pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or in connection with old age benefits, social security obligations, statutory obligations or other similar charges (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations), in connection with bids, tenders, contracts or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure the performance of bids, trade contracts, leases, surety or appeal bonds, performance bonds or similar instruments (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations) to which such Person is a party, or deposits as security for the payment of rent, in each case incurred in the ordinary course of business;

(2)    carriers’, warehousemen’s and mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations;

(3)    Liens for taxes not yet due and payable and Liens (or deposits as security) for taxes, which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(4)    Liens in favor of issuers of customs, stay, performance, bid, appeal or surety bonds, completion guarantees or letters of credit and other obligations of a like nature issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)    Liens securing Hedging Obligations;

(7)    Liens incurred to secure cash management services in the ordinary course of business;

(8)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(9)    Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement in connection with a transaction permitted under this Indenture;

(10)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by such Person in the ordinary course of business or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(11)    interests or title of, or Liens securing interests of, a lessor, sublessor, licensor or sublicensor under a lease (other than a Capital Lease Obligation) entered into by the Company or any Subsidiary in the ordinary course of business;

(12)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(13)    Liens arising under any Permitted Receivables Financing;

(14)    leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company and the Subsidiaries, taken as a whole, or secure any Indebtedness;

(15)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; encumbrances or restrictions set forth in the organizational documents (or any related joint venture, shareholders’ or similar agreement) of any non-wholly owned Subsidiary or any Person that is not a Subsidiary in respect of their respective Capital Stock;

(16)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(17)    licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Company or the Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(18)    any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Company and its Subsidiaries, taken as a whole; and

(19)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(20)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Company or any of its Subsidiaries in the ordinary course of business; and

(21)    Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Company (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Debt incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Debt incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Company (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any period with respect to any Acquisition Transaction or asset disposition, the pro forma increase in EBITDA projected by the Company in good faith based on the Company’s reasonable assumptions that are reasonably identifiable and factually supportable cost savings, operating expense reductions and synergies to be achieved as a result thereof, within 18 months of the date of such Acquisition Transaction or asset disposition so long as the actions necessary to achieve such cost savings, operating expense reductions or synergies have been taken or are reasonably expected to be taken within twelve months of such Acquisition Transaction or asset disposition. Any such pro forma increase to EBITDA shall be without duplication for cost savings, operating expense reductions or synergies already included in EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to EBITDA for any period, together with any amounts added back pursuant to clauses (v) and (vii) of the definition of “EBITDA” for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to such add-back).

“Property” means any property or asset, whether real, personal or mixed, including current assets owned on the Issue Date or thereafter acquired by the Company or any Subsidiary of the Company, but excluding deposit or other control accounts and any property or asset that the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of the Company and its Subsidiaries taken as a whole) not to be material to the business of the Company and its Subsidiaries, taken as a whole.

“Prospectus” means the Prospectus dated January 30, 2018 relating to the initial offering of the Notes.

“Rating Agencies” means S&P and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means (1) the ratings of the Notes are lowered by each of the Rating Agencies and (2) the Notes are rated below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to or concurrently with a public announcement) and are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (1) commences on the earlier of (x) the date of the first public announcement of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control and (y) the occurrence of such Change of Control and (2) ends 60 days following the consummation of such Change of Control.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event). The Trustee shall not have any obligation to monitor the occurrence or dates of any Rating Event and may rely conclusively on such Officer’s Certificate related to such Change of Control Triggering Event. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Rating Event.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any wholly owned Subsidiary of the Company formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Record Date” means the applicable Record Date specified in the Notes.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and such Notes.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee, including any vice president, trust officer or any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Company or a Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Subsidiary of the Company whereby the Company or a Subsidiary of the Company transfers such property to a Person and the Company or the Subsidiary of the Company leases it from such Person.

“SanDisk Acquisition” means the acquisition of SanDisk Corporation by the Company pursuant to the Agreement and Plan of Merger dated as of October 21, 2015.

“SanDisk Transactions” means (i) the SanDisk Acquisition, (ii) the entry into the Credit Agreement, (iii) the issuance of the Existing Notes and (iv) the payment of all fees and expenses related thereto.

“Seagate Arbitration” means the arbitration between the Company and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.

“Transactions” means the offering of the Notes, the Convertible Notes Offering (as defined in the Prospectus), the TLA Increase (as defined in the Prospectus), extension of the Revolving Credit Facility and amendments to the Credit Agreement, the 2024 Tender Offer (as defined in the Prospectus) and the payment of all fees and expenses related thereto.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Adjusted Treasury Rate”	Exhibit A
“Applicable Premium”	Exhibit A
“Change of Control Offer”	4.09
“Change of Control Payment Date”	4.09
“Comparable Treasury Issue”	Exhibit A
“Comparable Treasury Price”	Exhibit A
“covenant defeasance”	8.02
“Debt”	4.13
“delayed Redemption Date”	3.07
“DTC”	2.03
“Event of Default”	6.01
“Guarantee Obligations”	11.01
“legal defeasance”	8.02
“Participants”	2.15
“Paying Agent”	2.03
“Physical Notes”	2.01
“Quotation Agent”	Exhibit A
“Reference Treasury Dealer”	Exhibit A
“Reference Treasury Dealer Quotations”	Exhibit A
“Remaining Scheduled Payments”	Exhibit A
“Registrar”	2.03

SECTION 1.03.    Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a holder or a noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, any Guarantor or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and words in the plural include the singular;

(5)    provisions apply to successive events and transactions;

(6)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”

ARTICLE TWO

THE NOTES

SECTION 2.01.    Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the Notes and the Note Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued initially in the form of one or more Global Notes, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Notes may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A (the “Physical Notes”) in exchange for interests in Global Notes only in the circumstances and manner set forth in Section 2.15.

SECTION 2.02.    Execution and Authentication.

One Officer of the Company (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note or Note Guarantee, as the case may be, shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee shall authenticate and deliver Notes for original issue on the Issue Date in the aggregate principal amount of $2,300,000,000 upon a written order of the Company in the form of an Officer’s Certificate. In addition, the Trustee shall authenticate and deliver Additional Notes from time to time thereafter in unlimited amount (so long as not otherwise prohibited by the terms of this Indenture) for original issue upon a written order of the Company in the form of an Officer’s Certificate. Each such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.03.    Registrar and Paying Agent.

The Company shall maintain an office or agency in the United States (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar), where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States, for such purposes. The Company may change any Paying Agent or Registrar without notice to any holder. The Company or any of its Subsidiaries may act as its own Registrar or Paying Agent provided compliance with the proviso of the previous sentence. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional paying agent. The Company initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed. Notwithstanding anything to the contrary herein, in no event shall the Trustee be the Company’s agent for service of legal process.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the terms of the TIA to the extent applicable. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.

SECTION 2.04.    Paying Agent To Hold Money in Trust.

The Company shall require each Paying Agent (other than the Trustee) to agree in writing that each Paying Agent shall hold in trust for the benefit of holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. In the event that the Paying Agent receives funds in advance of any due date, the Paying Agent shall be entitled to invest such funds in the U.S. Bank Money Market Deposit Account or any substantially similar successor account, any earnings on which shall be for the account of the Company. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall automatically serve as Paying Agent for the Notes.

SECTION 2.05.    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least four (4) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.    Transfer and Exchange.

Subject to Section 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if the requirements in this Indenture are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be imposed by the Company, the Trustee or any Agent for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charge payable in connection therewith.

Without the prior written consent of the Company, the Registrar or co-Registrar shall not be required to register the transfer of or exchange any Note (i) during a period beginning at the opening of business 15 days before the sending of a notice of redemption of Notes and ending at the close of business on the day of such mailing or other transmission, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, (iii) during a Change of Control Offer if such Note is validly tendered pursuant to such Change of Control Offer and not validly withdrawn or (iv) beginning at the opening of business 15 days before an Interest Payment Date.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07.    Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Company determines that the requirements of the Uniform Commercial Code are met. If required by the Trustee or the Company, such holder shall furnish an affidavit of loss and such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of the Trustee, to protect the Trustee, and the Company, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such holder for its expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08.    Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company, the Guarantors or any of their respective Affiliates holds the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee and the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07. If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date, the Maturity Date, a Change of Control Payment Date, an Asset Sale Payment Date or any other date payment on the Notes is due the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Securities sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.    Treasury Notes.

In determining whether the holder of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10.    Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate and make ready for delivery temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver them definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, the Notes may be in typewritten form.

SECTION 2.11.    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or a Subsidiary), and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures and deliver a certificate of such destruction to the Company upon the Company’s written request. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12.    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest pursuant to this Indenture, in any lawful manner. The Company may pay the defaulted interest to the persons who are holder on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest. At least 15 days before any such subsequent special record date, the Company shall mail to each holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13.    CUSIP Numbers, ISINs, etc.

The Company in issuing the Notes may use a “CUSIP” number, ISIN or “Common Code” number (in each case if then generally in use), and if so, the Trustee shall use the CUSIP number, ISIN or “Common Code” number in notices of redemption, repurchase or exchange as a convenience to holder; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers, ISINs or “Common Code” numbers.

SECTION 2.14.    Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date and Change of Control Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the holders on such Interest Payment Date, Maturity Date, Redemption Date or Change of Control Payment Date, as the case may be.

SECTION 2.15.    Book-Entry Provisions for Global Notes.

(a)    The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a holder or beneficial owner of any Note.

(b)    Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be exchanged for Physical Notes only as follows: Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed by the Company, with a copy to the Trustee, within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Notes.

(c)    In connection with the transfer of a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Company shall execute and (ii) the Trustee shall upon written instructions from the Company authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(d)    The holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a holder is entitled to take under this Indenture or the Notes.

(e)    No Obligation of the Trustee.

(1)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to holders under the Notes shall be given or made only to the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates, opinions and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE THREE

REDEMPTION

SECTION 3.01.    Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the redemption price, any conditions to such redemption and the principal amount of Notes to be redeemed. The Company shall give notice of redemption to the Paying Agent and Trustee at least 19 days (unless a shorter notice shall be agreed to by the Trustee in writing) but not more than 60 days before the Redemption Date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), together with an Officer’s Certificate stating that such redemption will comply with the conditions set forth in this Article Three; provided that, without limitation to the Company’s right to revoke a notice of redemption under the circumstances contemplated by Section 3.07 of this Indenture, such notice may be revoked by the Company by notice to the Trustee at any time prior to the time on the date specified by the Company for the Trustee to forward notice of such redemption to holders as provided in Section 3.03 or, if the Company does not request the Trustee to forward notice of such redemption to holders, at any time prior to the Company’s giving of the notice of such redemption to holders pursuant to Section 3.03 and shall thereby be void and of no effect.

SECTION 3.02.    Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a)    if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed (provided that the Company shall have notified the Trustee of such requirements prior to the delivery of notice of redemption to holders pursuant to Section 3.03); or

(b)    if the Notes are not so listed (or if the Company has not notified the Trustee of the applicable requirements of the principal national securities exchange on which the Notes are listed pursuant to clause (a) above), then, in the case of Notes that are not Global Notes, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate or, in the case of Global Notes, in accordance with the procedures of the Depository;

(c)    if the Company redeems fewer than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate unless otherwise required by law or applicable stock exchange or depositary requirements, including the applicable procedures of DTC.

provided that, in the case of such partial redemption pursuant to the first paragraph of Section 6 of the Notes, the Notes will be selected on a pro rata basis (unless, in the case of Global Notes, the procedures of the Depository provide for a different basis of selection, in which case such selection shall be made in accordance with such procedures); provided, further, that, in the case of clause (a) above, the Company shall have provided the Trustee with an Officer’s Certificate describing or attaching a copy of the applicable requirements of such securities exchange. The Trustee shall not be responsible for determining whether or not any such requirements of any such securities exchange exist and will use reasonable efforts to comply with any such requirements of which it is so notified.

Notes may be redeemed in part in integral multiples of $1,000; provided, that the remaining principal amount of any Note redeemed in part must not be less than $2,000. So long as the Notes are represented by a Global Note or Global Notes registered in the name of the Depository or its nominee, neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depository.

SECTION 3.03.    Notice of Redemption.

Subject to the provisions of Section 3.07 hereof, at least 15 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail, postage prepaid, to each holder whose Notes are to be redeemed at its registered address (or deliver by electronic transmission in accordance with the applicable procedures of DTC), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. At the Company’s request (which shall specify the date and time at which the Trustee shall forward the notice of redemption) given at least five (5) Business Days prior to the date such notice shall be sent (unless the Trustee consents to a shorter period), the Trustee shall (on such date and at or promptly after such time) forward the notice of redemption in the Company’s name and at the Company’s expense unless the Company shall have revoked such notice of redemption in compliance with Section 3.01. Each notice for redemption shall identify the Notes (including the CUSIP number, ISIN or “Common Code” number) to be redeemed and shall state:

(1)    the Redemption Date;

(2)    the redemption price and the amount of accrued interest to the Redemption Date, if any, to be paid;

(3)    the name and address of the Paying Agent;

(4)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest, if any;

(5)    any conditions to such redemption as determined by the Company in its sole discretion, and the Company may at its option also include a statement to the effect that the Redemption Date may be delayed, on one or more occasions and in the Company’s sole discretion, either (at the Company’s option) to a date specified by the Company in a subsequent notice to holders (subject, if the Company shall so elect, to the satisfaction of any or all such conditions or the Company’s written waiver of any such conditions that are not satisfied) or until such time as any or all such conditions have been satisfied or waived by the Company in writing, and that, if any such condition shall not have been satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date), then (unless the Company shall have waived in writing any such conditions that are not satisfied), the Company shall have no obligation to redeem the Notes called for redemption on such Redemption Date (as the same may have been delayed by the Company as aforesaid) and may cancel such redemption and rescind such notice of redemption;

(6)    that, if (in the case of a notice of a redemption that is subject to conditions) all conditions to such redemption are satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date) or the Company waives in writing any such conditions that are not satisfied, then, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date (or, if such redemption is subject to conditions and the Company has elected to delay such Redemption Date as described in clause (5) above, on and after such delayed Redemption Date (as defined in Section 3.07)), and the only remaining right of the holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(7)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date (or, if such redemption is subject to conditions and the Company has elected to delay such Redemption Date as described in clause (5) above, after such delayed Redemption Date), and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued; and

(8)    if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the holder receives such notice. In any case, failure to send such notice or any defect in the notice to the holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Calculation of the redemption price will be made by the Company or on its behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

SECTION 3.04.    Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 and all conditions (if any) to such redemption are satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay the applicable Redemption Date as provided in this Article Three) or the Company waives in writing any such conditions that are not satisfied, (i) Notes called for redemption become due and payable on the Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date (as defined below), as the case may be) and at the redemption price plus accrued interest, if any, (ii) upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the redemption price (which shall include accrued interest thereon to the Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date, as the case may be)), except if the Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date) for any Notes is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company on such Redemption Date (or such delayed Redemption Date, as the case may be), and (iii) on and after the Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date, as the case may be) subject to Section 3.05, interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.05.    Deposit of Redemption Price.

Unless the Company shall have cancelled the applicable redemption as provided in Section 3.07, on or before 11:00 a.m. New York time on the Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date (as defined in Section 3.07), as the case may be), the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the redemption price plus accrued interest, if any, of all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such redemption price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date (or, if the Company has delayed such Redemption Date, the applicable delayed Redemption Date, as the case may be), whether or not such Notes are presented for payment.

SECTION 3.06.    Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Upon surrender of a Note that is redeemed or purchased in part, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the holder thereof.

SECTION 3.07.    Conditions to Redemption; Delay of Redemption Date.

Any redemption may, at the Company’s sole discretion, be subject to one or more conditions precedent, which shall be described in the related notice of redemption to holders, which conditions may include, without limitation, completion of one or more equity offerings, other securities offerings or other financings, transactions or events. If such redemption is subject to satisfaction of one or more conditions precedent, such notice to holders may (at the option of the Company) include a statement to the effect that the Redemption Date may be delayed, on one or more occasions and in the Company’s sole discretion, either (at the Company’s option) to a date specified by the Company in a subsequent notice to holders and the Trustee (subject, if the Company shall so elect, to satisfaction of any or all such conditions or the Company’s written waiver of any such conditions that are not satisfied) or until such time as any or all of such conditions have been satisfied or waived by the Company in writing, and that, if any such conditions shall not have been satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date), then (unless the Company shall have waived in writing any such conditions that are not satisfied), the Company shall have no obligation to redeem the Notes called for redemption on such Redemption Date (as the same may have been delayed by the Company as aforesaid) and may cancel such proposed redemption and rescind any notice of such redemption. In order to delay any Redemption Date (or to further delay any delayed Redemption Date (as defined below)), the Company shall provide written notice to the Trustee and the holders of the Notes , at least two Business Days before such Redemption Date (or such delayed Redemption Date, as the case may be), to the effect that the Company has elected to delay such Redemption Date (or such delayed Redemption Date, as the case may be) and specifying the new Redemption Date (a “delayed Redemption Date”) (which may, at the Company’s option, be specified as the date on which any or all conditions to such redemption are satisfied (as determined by the Company in its sole discretion) or waived by the Company as provided in this Article Three). Upon the Company’s written request given at least five (5) Business Days prior to the date such notice shall be sent (unless the Trustee consents to a shorter period), the Trustee shall (on at the date specified in such written request or promptly after such time) forward such notice to the holders in the Company’s name and at the Company’s expense in the same manner in which the notice of redemption was given. The Company may delay any Redemption Date on one or more occasions.

If all conditions precedent (if any) to any redemption of the Notes shall not have been satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date) or waived by the Company in writing and the Company has not elected to delay (or further delay) the applicable Redemption Date (or the applicable delayed Redemption Date, as the case may be), the Company shall provide written notice to the effect that the Company has elected to cancel such redemption to the holders of Notes and the Trustee prior to close of business two Business Days prior to such Redemption Date (or such delayed Redemption Date, as the case may be). Upon the holders of Notes and the Trustee’s receipt of such notice, the notice of such redemption shall be automatically rescinded and such redemption shall be automatically cancelled and the Company shall have no obligation to redeem the Notes called for redemption. Upon the Company’s written request given at least five (5) Business Days prior to the date such notice shall be sent (unless the

Trustee consents to a shorter period), the Trustee shall (on at the date specified in such written request or promptly after such time) forward such notice to the holders in the Company’s name and at the Company’s expense in the same manner in which the notice of redemption was given.

Any notice to holders pursuant to this Section 3.07, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the holder receives such notice. In any case, failure to give such notice or any defect in the notice to the holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the delay of any Redemption Date (or the further delay of any delayed Redemption Date) or the automatic rescission of any notice of redemption or automatic cancellation of redemption of the Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01.    Payment of Notes.

The Company shall duly and punctually pay or cause to be paid the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay or cause to be paid principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by the Depository or its nominee in immediately available funds to the Depository or its nominee, as the case may be, as the registered holder of such Global Note.

The Company will pay or cause to be paid interest (including, without limitation, post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue premium, if any, and overdue installments of interest, at the rate per annum borne by the Notes.

SECTION 4.02.    Maintenance of Office or Agency.

The Company shall maintain in the United States, the office or agency required under Section 2.03. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company may, at its option, pay interest on the Notes by check mailed to holders of the Notes at their registered addresses as they appear in the Registrar’s books.

The Company hereby initially designates the Corporate Trust Office, as such office of the Company in accordance with Section 2.03.

SECTION 4.03.    Corporate Existence.

Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each such Subsidiary and the material rights (charter and statutory) and material franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate, partnership, limited liability company or other existence with respect to any such Subsidiary if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

SECTION 4.04.    Payment of Taxes and Other Claims.

Each of the Company and the Guarantors that are individually Significant Subsidiaries shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or upon the income, profits or property of it and (b) all lawful material claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon its property; provided, however, that the Company and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate action and for which appropriate provision has been made or (b) where the failure to effect such payment would not individually or in the aggregate have a material adverse effect on the ability of the Company or such Guarantors to perform each of their respective obligations hereunder.

SECTION 4.05.    [Intentionally Omitted.]

SECTION 4.06.    Compliance Certificate; Notice of Default.

(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the Issue Date, a certificate that need not comply with Section 12.04 signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Company stating that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing Officer and further stating, as to such Officer signing such certificate, that to the best of such Officer’s knowledge, the Company and each Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity.

(b)    The Company shall deliver to the Trustee as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of any Default an Officer’s Certificate specifying the Default and describing its status with particularity and the action taken or proposed to be taken in respect thereof.

SECTION 4.07.    [Reserved].

SECTION 4.08.    Waiver of Stay, Extension or Usury Laws.

Each of the Company and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture and (to the extent that it may lawfully do so) each hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09.    Change of Control Triggering Event.

Within 30 days following the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under Section 5 of the Notes, each holder of Notes shall have the right to require that the Company make an offer to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but excluding the date of purchase.

If the Change of Control purchase date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name a Note is registered at the close of business on such record date.

Within 30 days following the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem all the Notes as described under Section 5 of the Notes, the Company will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each holder of Notes with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)    that a Change of Control Triggering Event has occurred and that such noteholder has the right to require the Company to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but excluding the date of purchase;

(2)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); and

(3)    the instructions, as determined by the Company, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company has exercised its option to redeem all the Notes pursuant to the provisions described under Section 5 of the Notes.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer. In such case, the notice shall state that, in the Company’s (or such third party offeror’s) discretion, the Change of Control purchase date may be delayed until such time as the Change of Control Triggering Event shall have occurred, or such repurchase may not occur and such notice may be rescinded in the event that the Change of Control Triggering Event shall not have occurred by the Change of Control purchase date, or by the Change of Control purchase date as so delayed. If any such repurchase shall be rescinded or delayed, the Company shall provide written notice to the holders of Notes and the Trustee prior to the close of business at least two Business Days prior to the Change of Control purchase date (unless a shorter period shall be agreed to by the Trustee). Upon the Company’s written request given at least five (5) Business Days prior to the date such notice shall be sent (unless the Trustee consents to a shorter period), the Trustee shall (on at the date specified in such written request or promptly after such time) forward such notice to the holders in the Company’s name and at the Company’s expense in the same manner in which the notice of redemption was given.

SECTION 4.10.    [Reserved].

SECTION 4.11.    Limitation on Non-Guarantor Subsidiary Debt.

The Company will not permit any of its Subsidiaries that is not a Guarantor (each such Subsidiary, a “Non-Guarantor Subsidiary”) to create, assume, incur, guarantee or otherwise become liable for any Debt (any such Debt or guarantee, “Non-Guarantor Subsidiary Debt”), without causing such Non-Guarantor Subsidiary (other than any Excluded Subsidiary) to guarantee the payment of the principal of, premium, if any, and interest on the Notes on an unsecured unsubordinated basis until such time as such Debt or guarantee, as the case may be, is no longer outstanding or in effect.

The foregoing restriction shall not apply to, and there shall be excluded from Non-Guarantor Subsidiary Debt in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1)    Non-Guarantor Subsidiary Debt of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Company or any Subsidiary of the Company or otherwise becomes a Subsidiary of the Company (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Subsidiary) or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to a Subsidiary of the Company (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Subsidiary) and is assumed by such Subsidiary, other than any increase in the amount of such Non-Guarantor Subsidiary Debt (including any increase in the amount of such Non-Guarantor Subsidiary Debt arising pursuant to contractual commitments entered into prior to such acquisition) incurred in contemplation thereof; provided that any such Non-Guarantor Subsidiary Debt is not guaranteed by any other Subsidiary of the Company (other than any Guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(2)    Non-Guarantor Subsidiary Debt owed to the Company or any Subsidiary or under guarantees of any such Non-Guarantor Subsidiary Debt;

(3)     Non-Guarantor Subsidiary Debt with respect to a Permitted Receivables Financing;

(4)    Non-Guarantor Subsidiary Debt permitted to be secured by Liens permitted by Section 4.13(5) and (11) herein (whether or not such Non-Guarantor Subsidiary Debt is in fact secured by such Liens) and any Guarantees thereof;

(5)     (x) Non-Guarantor Subsidiary Debt in an aggregate amount not to exceed $1,500 million and (y) any extension, renewal, replacement or refunding of any Guarantor Subsidiary Debt (or any guarantee thereof) referred to in the foregoing clause (x); provided that any such Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt referred to in the foregoing clause (x) and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding; or

(6)    Non-Guarantor Subsidiary Debt outstanding on the Issue Date and any extension, renewal, substitution, replacement, refinancing or refunding of any Non-Guarantor Subsidiary Debt existing on the Issue Date or referred to in clauses (1), (2), (3) or (4); provided that any Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt referred to in this clause or clauses (1), (2), (3) or (4) above and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

Notwithstanding the restrictions described above, any Non-Guarantor Subsidiary of the Company may create, assume, incur, guarantee or otherwise become liable for Non-Guarantor Subsidiary Debt that would otherwise be subject to the restrictions set forth in the first paragraph of this covenant, without guaranteeing the notes, if after giving effect thereto, the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in clauses (1)-(6) of the preceding paragraph) plus the aggregate principal amount of Debt secured by Liens on Properties then outstanding (excluding, for purposes of determining such amount, any such Debt secured by Liens described in Section 4.13(1)-(11) herein) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes) plus all Attributable Debt of the Company and the Subsidiaries of the Company in respect of Sale/ Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under Section 4.12(1)-(4) herein), in each case without duplication, would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00. Any Subsidiary also may, without guaranteeing the payment of the principal of, premium, if any, and interest on the Notes, extend, renew, substitute, replace, refinance or refund any Non-Guarantor Subsidiary Debt permitted pursuant to the preceding sentence; provided that any Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

For purposes of the foregoing covenant, in the event that any Non-Guarantor Subsidiary Debt meets the criteria of more than one of the types of Non-Guarantor Subsidiary Debt described above, the Company, in its sole discretion, will classify, and may reclassify, such Non-Guarantor Subsidiary Debt and only be required to include the amount and type of such Non-Guarantor Subsidiary Debt in one of the numbered paragraphs above or the immediately preceding paragraph, and Non-Guarantor Subsidiary Debt may be divided and classified and reclassified into more than one of the types of Non-Guarantor Subsidiary Debt described above. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Non-Guarantor Subsidiary Debt be required to be included more than once despite the fact more than one Person is or becomes liable with respect to any related Debt (for example, and for avoidance of doubt, in the case where more than one Subsidiary incurs Non-Guarantor Subsidiary Debt or otherwise becomes liable for such Non-Guarantor Subsidiary Debt, the amount of such Non-Guarantor Subsidiary Debt shall only be included once for purposes of such calculations).

In addition, the restrictions described above shall not restrict any guarantees by the Company or its Subsidiaries of operating leases of joint ventures.

SECTION 4.12.    Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale/ Leaseback Transaction with respect to any Property unless:

(1)    the Sale/Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2)    the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals;

(3)    the Sale/Leaseback Transaction was entered into prior to the Issue Date or the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in Section 4.13(1)-(11) herein without equally and ratably securing the Notes then outstanding under this Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)    the Company or such Subsidiary within 365 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of Notes, other Debt of the Company ranking on a parity with the Notes (or the Guarantees of the Notes) or Debt of a Subsidiary of the Company, (b) the purchase, construction, development, expansion or improvement of Property; or (c) a combination thereof; or

(5)    (a) the Attributable Debt of the Company and Subsidiaries of the Company in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b)    the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for the purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in clauses (1)-(6) of the second paragraph under “ — Limitation on Non-Guarantor Subsidiary Debt”), plus

(c) the aggregate principal amount of Debt secured by Liens on Properties then outstanding (excluding, for the purposes of determining such amount, any such Debt secured by Liens described in Section 4.13(1)-(11)) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes), in each case without duplication, would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00.

SECTION 4.13.    Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon (a) any Property of the Company or such Subsidiary, or (b) any shares of Capital Stock or other securities issued by any Subsidiary of the Company and owned by the Company or any Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under this Indenture are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)    Liens on any property existing at the time of the acquisition thereof;

(2)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any property owned by the Company or any Subsidiary of the Company immediately prior to such amalgamation, merger, consolidation, sale, lease or disposition;

(3)    Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company;

(4)    Liens in favor of the Company or a Subsidiary of the Company;

(5)    (x) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt in an aggregate principal amount not to exceed $650 million incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement and accessions thereto and improvements thereon and (y) Liens securing any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien referred to in the foregoing clause (x); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in the foregoing clause (x) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by the foregoing clause (x) shall not exceed the principal amount of such Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(6)     Liens existing on the Issue Date or Liens securing an extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date, or referred to in clauses (1)-(3) or (10); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by a Lien referred to in clauses (1)-(3) or (10) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (10) shall not exceed the principal amount of such Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(7)    Liens in favor of the Notes and the Guarantees;

(8)    Permitted Liens;

(9)     Liens securing Debt pursuant to:

(x)      the revolving credit facility under the Credit Agreement and any other Credit Facilities that are revolving credit facilities, in an aggregate principal amount at any time outstanding under this clause (x) not to exceed $1,500 million;

(y)     other Credit Facilities (including the term loans under the Credit Agreement), which may, for the avoidance of doubt, include revolving credit facilities (including an increase in a revolving credit facility incurred under clause (x) above), in an aggregate principal amount at any time outstanding under this clause (y) not to exceed an amount equal to $7,036 million plus the aggregate amount of any increase to the term loan A facilities under the Credit Agreement, if any, following the Issue Date in connection with the TLA Increase described in the Prospectus under “Prospectus Summary – Recent Developments – Increase and Extension of Term Loan A, the Revolving Credit Facility and Credit Agreement Amendments”; and

(z)     (I) the 2023 Secured Notes in an aggregate principal amount at any time outstanding not to exceed an amount equal to (A) $1,875 million less (B) the aggregate principal amount of 2023 Senior Secured Notes repurchased, redeemed or refinanced on or after the Issue Date in connection with the TLA Increase described in the Prospectus under “Prospectus Summary – Recent Developments – Increase and Extension of Term Loan A, the Revolving Credit Facility and Credit Agreement Amendments” and the convertible notes offering described in the Prospectus under “Prospectus Summary – Recent Developments –Convertible Notes Offering” and (II) Liens securing any extension, renewal, replacement or refunding of the 2023 Secured Notes (or any guarantee thereof) not repurchased, redeemed or refinanced pursuant to the foregoing clause (I)(B); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of the 2023 Secured Notes (or any guarantee thereof) shall be created within 270 days of repaying the 2023 Secured Notes (or any guarantee thereof) secured by the Lien referred to in the foregoing clause (I) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by the foregoing clause (I) shall not exceed the principal amount of the 2023 Secured Notes (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(10)    Liens on property of Non-Guarantor Subsidiaries securing Non-Guarantor Subsidiary Debt; and

(11)    Liens incurred in the ordinary course of business securing Debt with an aggregate principal amount at any time outstanding not to exceed $200 million.

Notwithstanding the restrictions described above, the Company and any Subsidiaries of the Company may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (excluding, for the purposes of determining such amount, any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(11) of the immediately preceding paragraph) plus the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for the purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in Section 4.11(1)-(6) herein) plus all Attributable Debt of the Company and the Subsidiaries of the Company in respect of Sale/ Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under, in each case without duplication, Section 4.12(1)-(4) herein) would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00. The Company or any of its Subsidiaries also may, without equally and ratably securing the Notes, extend, renew, substitute, replace, refinance or refund any Debt secured by Liens permitted pursuant to the preceding sentence; provided that any Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations) of the Debt secured by Liens being extended, renewed, substituted, replaced, refinanced or refunded and the outstanding amount of Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of the Debt secured by Liens being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

For purposes of the foregoing covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described above, the Company, in its sole discretion, will classify, and may reclassify, such Liens and only be required to include the amount and type of such Liens in one of the numbered paragraphs above or the immediately preceding paragraph, and Liens may be divided and classified and reclassified into more than one of the types of Liens described above. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Debt or Liens securing any Debt be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Debt and despite the fact such Debt is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing any Debt, the amount of such Debt secured shall only be included once for purposes of such calculations).

For the avoidance of doubt, the loans and commitments outstanding under the Credit Agreement and the principal amount of 2023 Secured Notes facility outstanding on the Issue Date shall be secured pursuant to Section 4.13(9) above and may not be reclassified.

SECTION 4.14.    SEC Reports.

As long as the Notes are outstanding, the Company shall file with the Trustee, within 15 days after the Company has filed the same with the SEC, copies of the annual reports and of the information, documents and reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that the electronic filing of the foregoing reports by the Company on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Company’s delivery obligations to the Trustee, it being understood that the Trustee shall not be responsible for determining whether such filings have been made. The Company shall also comply with the other provisions of TIA § 314(a), to the extent applicable. Delivery of any reports, information and documents to the Trustee will be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee will be entitled to rely exclusively on Officer’s Certificates).

ARTICLE FIVE

MERGER AND CONSOLIDATION

SECTION 5.01.    Consolidation, Merger, Sale or Conveyance.

(a)     The Company may not (i) consolidate with or merge into any other entity or (ii) convey, transfer or lease all or substantially all of the properties and assets of the Company and its subsidiaries taken as a whole, unless:

(1)    the Company is the successor entity, or the successor or transferee entity, if other than the Company, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in this Indenture to be performed or observed by the Company;

(2)    immediately after giving effect to the transaction, no Event of Default, as defined in this Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by this Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction, and constitutes the legal, valid and binding obligation of the Company or successor entity, as applicable, subject to customary exceptions.

In case of any such consolidation, merger, conveyance or transfer (but not lease), the successor entity will succeed to and be substituted for the Company as obligor on the Notes, with the same effect as if it had been named in this Indenture as the Company.

(b)     No Guarantor may consolidate with or merge into any other entity, unless:

(1)    the Company or a Guarantor is the successor entity or the successor or transferee entity, if not such Guarantor prior to such consolidation or merger, shall be a Person organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger or consolidation or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2)    immediately after giving effect to the transaction, no Event of Default, as defined in this Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by this Indenture and stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction and constitutes the legal, valid and binding obligation of the Guarantor or successor entity, as applicable, subject to customary exceptions.

Notwithstanding clauses (a) and (b) above, (x) clauses (a)(2)-(3) and (b)(2)-(3) of this Section 5.01 will not apply to a merger, transfer or conveyance or other disposition of assets between or among the Company and the Guarantors and (y) this Section 5.01 will not apply to any Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company and/or one or more Guarantors.

In addition, notwithstanding the foregoing, any Guarantor may (x) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (y) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01.    Events of Default.

Each of the following is an Event of Default with respect to the Notes (each an “Event of Default”):

(1)    a default in the payment of interest on the Notes when due, continued for 30 days;

(2)    a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)    failure by the Company to comply with its obligations under Article Five and such failure continues for a period of 60 days;

(4)    failure by the Company or any Guarantor, as the case may be, to comply for 90 days after written notice with any of its obligations in Section 4.14 herein;

(5)    failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in this Indenture;

(6)    Debt of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $500.0 million (the “cross acceleration provision”);

(7)    (a) the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case or proceeding to be adjudicated bankrupt or insolvent;

(ii)    consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding to be adjudicated bankrupt or insolvent;

(iii)    consents to the appointment of a Custodian of it or for substantially all of its property;

(iv)    makes a general assignment for the benefit of its creditors;

(v)    consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(b)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief in an involuntary case against the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law;

(ii)    appoints a Custodian for all or substantially all of the property of the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law; or

(iii)    orders the winding up or liquidation of the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law;

and in the case of each of (i), (ii) and (iii) such order, decree or relief remains unstayed and in effect for 60 consecutive days;

(8)    any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $500.0 million is entered against the Company, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 30 days after notice (the “judgment default provision”); or

(9)    a Guarantee of the Notes ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of the outstanding Notes notify the Company (with a copy to the Trustee if given by the holders) of the default and the Company does not cure such default within the time specified in clause (4), (5) or (8), as applicable, of this paragraph after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in the covenant described under Section 4.14 or to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

SECTION 6.02.    Acceleration.

If an Event of Default (other than an Event of Default with respect to the Company of the type described in clause (7) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 30% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.

In the event of any Event of Default specified under clause (6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 30 days after such Event of Default arose: (a) holders of Notes have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

If an Event of Default with respect to the Company of the type described in clause (7) of Section 6.01 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.

SECTION 6.03.    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. To the fullest extent permitted by applicable law, a delay or omission by the Trustee or any noteholder in exercising any right or remedy accruing upon a Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default, no remedy is exclusive of any other remedy and all available remedies are cumulative to the fullest extent permitted by applicable law.

SECTION 6.04.    Waiver of Past Defaults.

The holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note, and (b) rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.05.    Control by Majority.

The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of any other noteholder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification or security satisfactory to it in its sole discretion against any loss or expense caused by taking or not taking such action or following such direction.

SECTION 6.06.    Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest not paid when due, no holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)    such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A noteholder may not use this Indenture to affect, disturb or prejudice the rights of another noteholder or to obtain a preference or priority over such other noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such noteholders).

SECTION 6.07.    Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

SECTION 6.08.    Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.    Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the noteholders allowed in any judicial proceedings relating to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each noteholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the noteholders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof, or to authorize the

Trustee to vote in respect of the claim of any noteholder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10.    Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.07;

Second: to holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Company or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to noteholders pursuant to this Section 6.10.

SECTION 6.11.    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a holder pursuant to Section 6.07, or a suit by a holder or holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01.    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    The Trustee need perform only those duties as are specifically set forth herein or in the TIA and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2)    In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officer’s Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2)    The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3)    The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02.    Rights of Trustee.

Subject to Section 7.01:

(a)    The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)    The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the holders pursuant to the provisions of this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(h)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i)    The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j)    The Trustee shall not be deemed to have notice of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Agents), and to each agent, custodian and other Person employed to act hereunder.

(l)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03.    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05.    Notice of Default.

If a Default occurs and is continuing is actually known to a Responsible Officer of the Trustee, the Trustee shall mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder notice of the Default within 90 days after being notified by the Company. Except in the case of a Default in payment of principal of, premium, if any, or interest on, any Notes, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer, the Trustee may withhold the notice if the Trustee determines that withholding the notice is not opposed to the interest of the holders.

SECTION 7.06.    Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with May 15, 2018, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each noteholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

The Company shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof.

SECTION 7.07.    Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as shall have been caused by the Trustee’s own negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any and all loss, liability or expense paid or incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors of which a Responsible Officer has received notice for which it may seek indemnity. The Company may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel at any one time and the Company shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company will not be required to pay such fees and expenses if, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), it assumes the Trustee’s defense and there is no conflict of interest between the Company, on the one hand, and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim, on the other hand, in connection with such defense as reasonably determined by the Trustee. The Company need not pay or indemnify for any settlement made without its written consent (which consent shall not be unreasonably withheld). The Company need not reimburse any expense or indemnify against any loss, damage, claim, liability or expense to the extent caused by any negligence, bad faith or willful misconduct of the Trustee, any predecessor Trustee, or any of their respective employees, officers, stockholders or directors.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except funds held in trust for the payment of principal of, or premium, if any, or interest on, or other amounts due under, the Notes or the Note Guarantees.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(7) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

“Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder (including as Agent) and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08.    Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing. The holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor Trustee. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10;

(2)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a receiver or other public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each noteholder.

Subject to the provisions of Section 7.09, no resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Section 7.08 shall become effective until the acceptance of appointment by the successor Trustee pursuant to this Section 7.08.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.    Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national association, the resulting, surviving or transferee corporation or national association without any further act shall, if such resulting, surviving or transferee corporation or national association is otherwise eligible hereunder, be the successor Trustee; provided that such corporation or national association shall be otherwise qualified and eligible under this Article Seven.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.    Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §310(a). The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Company and any other obligor of the Notes.

SECTION 7.11.    Preferential Collection of Claims Against the Company.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.    Termination of the Company’s and Guarantors’ Obligations.

This Indenture will be discharged and will cease to be of further effect (except as provided in the second paragraph of this Section 8.01) as to the Notes when either:

(1)    all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation, or

(2)    (a) all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee if Government Securities are delivered, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be,

(b)    no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith),

(c)    the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Indenture with respect to the Notes, and

(d)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 8.02.    Legal Defeasance and Covenant Defeasance.

(a)    The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to this Indenture and the outstanding Notes and the Guarantees issued under this Indenture (“legal defeasance”) except for:

(1)    the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)    the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)    the legal defeasance provisions of this Indenture.

If the Company exercises the legal defeasance option, the Guarantees in effect at such time will be automatically released.

The Company at any time may be released from its obligations described under Sections 4.09, 4.11, 4.12 and 4.13 herein (“covenant defeasance”).

(b)    If the Company exercises the covenant defeasance option, the Guarantees in effect at such time will be automatically released.

(c)    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, an Event of Default specified in Sections 6.01(3), (4), (5), (6), (7) (other than with respect to the Company), (8) or (9) herein, in each case, shall not constitute an Event of Default.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(d)    Notwithstanding the provisions of Sections 8.01(2)(a) and (b), the provisions of Sections 2.02 through 2.11, 7.07 and 7.08 and in this Article Eight shall survive until the Notes have been paid in full. After the Notes have been paid in full, the Company’s obligations under Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.03.    Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either the legal defeasance option as the covenant defeasance option hereof to the outstanding Notes:

In order to exercise either legal defeasance or covenant defeasance:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of an election of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)    in the case of an election of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)    no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material debt instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(6)    the Company shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

SECTION 8.04.    Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Securities deposited with it pursuant to this Article Eight and the principal and interest received in respect thereof, and shall apply the deposited U.S. Legal Tender and the money from Government Securities in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender and Government Securities except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Securities deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender and Government Securities held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which delivery shall only be required if U.S. Government Securities have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

SECTION 8.05.    Repayment to the Company.

Subject to this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Company upon request any excess U.S. Legal Tender and Government Securities held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06.    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and Government Securities deposited pursuant to Section 8.01 or 8.03 in accordance with Section 8.04 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and Government Securities in accordance with this Article Eight; provided that if the Company has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the U.S. Legal Tender and Government Securities held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.    Without Consent of Holders.

The Company, the Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to or consent of any noteholder in order to:

(1)    cure any ambiguity, omission, defect or inconsistency, as determined in good faith by the Company;

(2)    provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture;

(3)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)    add guarantees with respect to the Notes or to secure such Notes;

(5)    add to the covenants or other obligations of the Company or any Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary;

(6)    make any change that would provide additional rights or benefits to the holders, or that does not materially adversely affect the rights of any holder of the Notes, as determined in good faith by the Company;

(7)    comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act;

(8)    conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Prospectus as determined in good faith by the Company;

(9)    release a Guarantor from its Guarantee of the Notes when permitted by the terms of this Indenture;

(10)    provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee for the Notes;

(11)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, or, if incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes, as determined in good faith by the Company; or

(12)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture.

SECTION 9.02.    With Consent of Holders.

(a)    Subject to Section 6.07, the Company, the Guarantors and the Trustee, together, with the written consent of the holder or holders of a majority in aggregate principal amount of the outstanding Notes of (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), may amend or supplement this Indenture, the Notes or the Note Guarantees, without notice to any other noteholders. Subject to Section 6.07, the holder or holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default or compliance with any provision of this Indenture, the Notes or the Note Guarantees without notice to any other noteholders.

(b)    Notwithstanding Section 9.02(a), without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may:

(1)    reduce the amount of Notes whose holders must consent to an amendment;

(2)    reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)    reduce the principal of or extend the Stated Maturity of any Note;

(4)    change the optional redemption dates or prices or calculations of Notes from those described under Section 5 of the Notes;

(5)    make any Note payable in money other than that stated in such Note;

(6)    institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)    make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)    make any change in the ranking or priority of any Note or any Guarantee thereof that would adversely affect the noteholders; or

(9)    release any Guarantor from its Guarantee of such Notes, except as provided for in herein.

A consent to any amendment, supplement or waiver under this Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender.

(c)    It shall not be necessary for the consent of the holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d)    After an amendment, supplement or waiver under Section 9.02(b) becomes effective, the Company shall send to the holders affected thereby with a copy to the Trustee a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03.    [Intentionally Omitted].

SECTION 9.04.    Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the TIA as then in effect.

SECTION 9.05.    Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a holder is a continuing consent by the holder and every subsequent holder of a Note or portion of a Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent is not made on any Note. However, any such holder or subsequent holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee and the Company received before the date on which such amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with the terms thereof (or if silent as to effectiveness, on the date on which the Trustee receives an Officer’s Certificate certifying that the holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to such amendment, supplement or waiver) and thereafter binds every holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the second sentence of the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date. The Company shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every noteholder.

SECTION 9.06.    Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Company may require the holder of the Note to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the holder at the Company’s expense. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07.    Trustee To Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall receive, and shall be fully protected in conclusively relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constituted the legal, valid and binding obligations of the Company enforceable in accordance with its terms (subject to customary exceptions). Such Opinion of Counsel shall be at the expense of the Company.

ARTICLE TEN

[INTENTIONALLY OMITTED]

ARTICLE ELEVEN

NOTE GUARANTEE

SECTION 11.01.    Unconditional Guarantee.

Subject to the provisions of this Article Eleven and to the fullest extent permitted by applicable law, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees, on a senior basis to each holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantors to the holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the fullest extent permitted by applicable law) overdue premium, if any, and interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Company to the holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the holders under this Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately.

Each of the Guarantors hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. This Note Guarantee is a guarantee of payment and not of collection. If any holder or the Trustee is required by any court or governmental authority to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the holders under the Note Guarantees.

SECTION 11.02.    [Intentionally Omitted].

SECTION 11.03.    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, its guarantee of amounts payable under the Credit Agreement and its guarantees of the Existing Notes) that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of, any other Guarantor in respect of the obligations of such Guarantor under its Note Guarantee and this Article Eleven, result in the obligations of such Guarantor under its Note Guarantee and this Article Eleven not constituting a fraudulent transfer or conveyance under such laws. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Note Guarantee obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 11.04.    [Reserved].

SECTION 11.05.    Release of a Guarantor.

The Guarantee of a Guarantor will be automatically released upon:

(a)     at such time as such Guarantor is no longer a guarantor or obligor of any (i) Credit Facility of the Company or any Guarantor with an aggregate principal amount of $100 million or more (including the Credit Agreement) (unless such Guarantor is released from its obligations in respect of such Credit Facility in connection with a simultaneous release of its Guarantee of the Notes) or (ii) Material Capital Markets Debt of the Company or any Guarantor (unless such Guarantor is released from its obligations in respect of such Material Capital Markets Debt in connection with the payment in full of such Material Capital Markets Debt);

(b)    the sale, issuance or other disposition of Capital Stock of such Guarantor (including by way of merger or consolidation), such that it is no longer a Subsidiary or the sale of all or substantially all of its assets to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, so long as the sale or other disposition does not violate any provisions of Article Five herein required to be performed at the time of such transaction;

(c)    the release or discharge of the indebtedness that would have required such Guarantor to provide a Guarantee pursuant to Section 4.11 herein other than a release or discharge in connection with enforcement;

(d)    the Company exercising its legal defeasance option or its covenant defeasance option as described under Section 8.02 herein or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(e)    in connection with the dissolution or liquidation of such Guarantor; and

(2)    such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions provided for in this Indenture relating to such release have been complied with.

SECTION 11.06.    Waiver of Subrogation.

Until all amounts then due and payable by the Company under this Indenture or the Notes have been paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes or this Indenture and such Guarantor’s obligations under this Note Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the holders of Notes under the Notes or this Indenture, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the holders and shall forthwith be paid to the Trustee for the benefit of itself or such holders to be credited and applied to the obligations in favor of the Trustee or the holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07.    [Reserved].

SECTION 11.08.    No Set Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.09.    [Reserved].

SECTION 11.10.    Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that, to the fullest extent permitted by applicable law, it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as the Trustee may reasonably request and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or reasonably advisable, in the judgment of the Trustee, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11.    Guarantee Obligations Not Reduced.

Subject to Section 11.05, the obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.12.    Guarantee Obligations Reinstated.

Subject to Section 11.05, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13.    Guarantee Obligations Not Affected.

Subject to Section 11.05, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the holders or otherwise, including, without limitation:

(a)    any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;

(b)    any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under this Indenture, the Notes or any other document or instrument;

(c)    any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Note Guarantee, or to give notice thereof to a Guarantor;

(d)    the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e)    the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(f)    any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g)    any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;

(h)    any merger or amalgamation of the Company or a Guarantor with any Person or Persons;

(i)    the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j)    any other circumstance (other than a release of a Guarantor pursuant to Section 11.05 and other than by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of the Company under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 11.14.    Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives (to the fullest extent permitted by law) notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non payment of any of the Guarantee Obligations, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.

SECTION 11.15.    No Obligation To Take Action Against the Company.

To the fullest extent permitted by applicable law, neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 11.16.    Dealing with the Company and Others.

The holders and the Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may to the fullest extent permitted by applicable law:

(a)    grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b)    take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c)    release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d)    accept compromises or arrangements from the Company;

(e)    apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the holders may see fit or change any such application in whole or in part from time to time as the holders may see fit; and

(f)    otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the holders or the Trustee may see fit.

SECTION 11.17.    Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18.    Amendment, Etc.

Without limitation to the provisions of Article Nine, no amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.19.    Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, reasonable legal fees) incurred by the Trustee, its agents, advisors and counsel or any of the holders in enforcing any of their rights under any Note Guarantee.

SECTION 11.20.    No Merger or Waiver; Cumulative Remedies.

To the fullest extent permitted by applicable law, no Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. To the fullest extent permitted by applicable law, the rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01.    TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

SECTION 12.02.    Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by nationally recognized overnight courier service, sent by electronic mail in pdf format, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or a Guarantor:

Western Digital Corporation.

5601 Great Oaks Parkway

San Jose, California

Attention: Chief Legal Officer

Facsimile: (949) 672-9612

if to the Trustee, at the Corporate Trust Office.

Each of the Company, the Guarantors and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Guarantors and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged (or, in the case of the Trustee, when receipt is actually acknowledged by a Responsible Officer) if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Any notice or communication mailed to a noteholder shall be sent electronically or mailed to the noteholder by first class mail or other equivalent means at the noteholders’ address as it appears on the registration books of the Registrar and shall be sufficiently given to the noteholder if so sent within the time prescribed.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to any holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) according to the applicable procedures of the Depositary.

Failure to mail a notice or communication to a noteholder or any defect in it shall not affect its sufficiency with respect to other noteholders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03.    Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA § 312(b) with other noteholders with respect to their rights under this Indenture, the Notes or the Note Guarantees. The Company, the Trustee, the Registrar and any other Person shall have the protection of
TIA § 312(c).

SECTION 12.04.    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (except for authentication of the Notes by the Trustee on the Issue Date, which shall not require an Opinion of Counsel), the Company shall furnish to the Trustee at the request of the Trustee:

(1)    an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)    an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.05.    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officer’s Certificate required by Section 4.06, shall include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4)    a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.06.    Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07.    Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day with the same force and effect as if made on the original date such payment was due and no interest shall accrue or other penalty shall be payable for the period from and after the date such payment was originally due.

SECTION 12.08.    Governing Law; Waiver of Jury Trial.

This Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.09.    No Adverse Interpretation of Other Agreements.

To the fullest extent permitted by applicable law, this Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries. To the fullest extent permitted by applicable law, any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.    No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, partner or member of, or owner of an equity interest in, the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11.    Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.12.    Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13.    Severability.

To the fullest extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.14.    USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 12.15.    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

WESTERN DIGITAL CORPORATION, as the Company

By:	/s/ Mark Long
Name:	Mark Long
Title:	President WD Capital, Chief Strategy Officer and Chief Financial Officer

GUARANTORS

HGST, INC.

WD MEDIA, LLC

WESTERN DIGITAL (FREMONT), LLC

WESTERN DIGITAL TECHNOLOGIES, INC.,

By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
Title:

Secretary of HGST, Inc.

Secretary of WD Media, LLC

Vice President and Secretary of Western Digital

(Fremont), LLC

Executive Vice President, Chief Legal Officer and

Secretary of Western Digital Technologies, Inc.

U.S. BANK NATIONAL ASSOCIATION,

    as Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

WESTERN DIGITAL CORPORATION

4.750% Senior Notes due 2026

CUSIP No. [●]

ISIN No. [●]

No.	$

WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Company”), for value received promises to pay to CEDE & CO. or its registered assigns, the principal sum of                      Dollars on February 15, 2026.

Interest Payment Dates: February 15 and August 15, commencing August 15, 2018.

Record Dates: February 1 and August 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized Officers.

WESTERN DIGITAL CORPORATION, as the Company
By:
Name:
Title:

This is one of the 4.750% Senior Notes due 2026 described in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(Reverse of Note)

4.750% Senior Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1.     Interest. Western Digital Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.750% per annum from February 13, 2018 until maturity. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day, commencing August 15, 2018. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.     Method of Payment. The Company will pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the February 1 or August 1, as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Notes in U.S. Legal Tender. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes in global form registered in the name of the Depository or its nominee shall be paid in immediately available funds to the Depository or its nominee, as the case may be. Until otherwise designated by the Company, the Company’s office or agency in the United States will be the office of the Trustee maintained for such purpose.

SECTION 3.     Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any holder. The Company or any of its Subsidiaries may act in any such capacity.

SECTION 4.     Indenture. The Company issued the Notes under an Indenture dated as of February 13, 2018, as amended or supplemented (“Indenture”), by and among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Company shall be entitled to issue Additional Notes pursuant to the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The Notes are subject to all such terms, and holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5.     Optional Redemption.

Except as set forth below, we will not be entitled to redeem the Notes at our option.

Notice of any redemption of the Notes in connection with a transaction or an event (including a Change of Control Triggering Event) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event. In addition, if such redemption is subject to one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that in the Company’s discretion, the redemption date may be delayed until such time (including, subject to the applicable procedures of DTC, more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Company will provide prompt written notice to the holders and the Trustee prior to the close of business two Business Days prior to the redemption date rescinding such redemption and notice of redemption shall be rescinded and of no force or effect. Upon the Company’s written request given at least five (5) Business Days prior to the date such notice shall be sent (unless the Trustee consents to a shorter period), the Trustee shall (on such date and at or promptly after such time) forward such notice to the holders in the Company’s name and at the Company’s expense in the same manner in which the notice of redemption was given.

Prior to November 15, 2025, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, on or after November 15, 2025, we may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. Notice of any such redemption must be mailed by first-class mail to each holder’s registered address (or delivered by electronic transmission in accordance with the applicable procedures of DTC), not less than 30 nor more than 60 days prior to the redemption date. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Company, the excess of (1) the present value at such redemption date of the Remaining Scheduled Payments on such Note (but excluding accrued and unpaid interest, if any, to, but excluding, the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate over (2) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “U.S. government securities—Treasury constant maturities—nominal,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent, in each case, plus 50 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to November 15, 2025, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 15, 2025.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of four, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means either J.P. Morgan Securities, LLC and its successors and assigns or Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent.

“Remaining Scheduled Payments” means the remaining payments of principal of and interest on the Notes that would be due after the redemption date but for such redemption if the Notes matured on November 15, 2025. If the redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued thereon to the redemption date.

SECTION 6.     Selection and Notice of Redemption. If the Company is redeeming fewer than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that global Notes will be selected in accordance with the applicable procedures of DTC,

The Company will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address with a copy to the Trustee.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. Upon surrender of a Note that is redeemed or purchased in part, we will issue a new Note in a principal amount equal to the unredeemed portion of the original Note surrendered in the name of the holder thereof. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

SECTION 7.     Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 9 hereof shall not be deemed a redemption. The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

SECTION 8.     Repurchase at Option of Holder. Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, each holder will have the right to require the Company to purchase all or any part (in integral multiples of $1,000, provided that the remaining principal amount of any Note repurchased in part must not be less than $2,000) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to but excluding, the Change of Control Payment Date.

SECTION 9.     Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar are not required to transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or during a Change of Control Offer if such Note is validly tendered pursuant to such Change of Control Offer and not validly withdrawn. Also, the Company and the Registrar are not required to transfer or exchange any Notes for a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of such mailing or register the transfer or exchange of any Note selected for redemption in whole or in part except the unredeemed portion of any Note redeemed in part.

SECTION 10.     Persons Deemed Owners. The holder of a Note may be treated as its owner for all purposes.

SECTION 11.     Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees in connection with such Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default and its consequences or compliance with any provision hereof or thereof may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any holder, the parties thereto may amend or supplement the Indenture, the Notes and the Note Guarantees in connection with such Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or make any change that does not materially adversely affect the rights of any holder of a Note.

SECTION 12.     Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

SECTION 13.     Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to incur indebtedness secured by liens, enter into sale and lease-back transactions and consolidate, merge or sell all or substantially all of its assets and the ability of non-Guarantor Subsidiaries to create, assume, incur or guarantee certain indebtedness. The covenants are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such covenants.

SECTION 14.     No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, partner or member of, or owner of any equity interest in, the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees in connection with such Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 15.     Note Guarantees. This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the holders of such Note. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the holders.

SECTION 16.     Trustee Dealings with the Company. Subject to certain limitations specified in the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not the Trustee.

SECTION 17.     Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 18.     Abbreviations. Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 19.     CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 20.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                    agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:	(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 of the Indenture, check the box below:

Section 4.09 [                ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.09 of the Indenture, state the amount (must be $1,000 or an integral multiple of $1,000 in principal amount, provided that the remaining principal amount of any Note purchased in part must not be less than $2,000 in principal amount): $

Dated:	Signed:	(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT B

FORM OF LEGEND

Each Global Note authenticated and delivered hereunder shall also bear the following legend:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY OR NOMINEE. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO WESTERN DIGITAL CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.15 OF THE INDENTURE.

B-1